Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 5, 2010 relating to the financial statements and financial statement schedules of NSTAR as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which appears in NSTAR’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us as experts under the heading “Experts” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

November 22, 2010